FOR IMMEDIATE RELEASE

New York Recovery REIT Announces Intention to List on NYSE

and Launch of Concurrent Tender Offer

New York, New York, March 31, 2014 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that, in accordance with previously announced plans, it has filed an application and has been cleared to list its common stock on the New York Stock Exchange (“NYSE”) under the symbol “NYRT.” The Company anticipates that its common stock will begin trading on the NYSE (the “Listing”) on April 15, 2014. Concurrent with the Listing, the Company intends to change its name to “New York REIT, Inc.” In addition, the Company announced its intention to commence a tender offer to purchase up to $250 million of its shares of common stock.

Listing

The Company believes the Listing will enable it to continue to execute its strategic plan and increase stockholder value by providing stockholders with an opportunity to participate in future appreciation through internal and external growth. Since commencing its initial public offering in September 2010, the Company has built a portfolio of 23 high quality properties located in New York City and developed a strong balance sheet positioned for future growth. Additionally, the Company believes the Listing will provide it with access to lower cost capital, which would help further drive the Company’s growth and create additional value for stockholders.

Completion of the Listing is subject to final approval by the NYSE. There can be no assurance that the Company’s shares of common stock will be listed on the NYSE.

Tender Offer

The Company also announced today that it intends to commence a tender offer (subject to all appropriate filings with the Securities and Exchange Commission) to purchase up to $250 million of its shares of common stock (the “Tender Offer”). The Company believes the Tender Offer augments the options available to stockholders in connection with the Listing. In accordance with the terms of the Tender Offer, the Company will offer to repurchase shares of its common stock at a purchase price of $10.75 per share. The Company intends to fund the Tender Offer with cash on hand and funds available under the Company’s unsecured revolving credit facility. Assuming that trading of the Company’s common stock begins on April 15, 2014, the Tender Offer will also commence on April 15, 2014 and expire on May 13, 2014 (unless the Company determines to extend the offer). The Tender Offer will be subject to certain conditions that will be more fully described in the Tender Offer materials, which will become available to stockholders promptly following commencement of the Tender Offer.

Distributions

Historically, the Company calculated its monthly distribution based upon daily record and distribution declaration dates so that its stockholders would be entitled to be paid distributions beginning with the month in which their shares were purchased. The Company anticipates that it will pay the March 2014 distribution at the current distribution rate equal to a 6.05% annualized rate, or $0.605 per share per annum, by April 5, 2014 to stockholders of record at the close of business each day during the prior calendar month.

Following the Listing, beginning with the April 2014 distribution, which is payable in May 2014, the Company will begin paying distributions on the 15th day of each month to stockholders of record as of close of business on the 8th day of such month. Additionally, the Company’s board of directors has determined that it is in the best interest of the Company’s stockholders to modify the payment of monthly distributions to an annualized rate of $0.46 per share beginning with the April 2014 distribution. The Company believes this rate is competitive with its publicly traded company peers, and that it will increase the Company’s ability to reinvest in its business and grow its dividend year-over-year, thereby positioning the Company to maximize total stockholder value.

Nicholas S. Schorsch, the Company’s Chief Executive Officer and Chairman of the Board of Directors commented, “We are pleased to announce our targeted April 15th listing of the Company on the New York Stock Exchange. This is a very important milestone for our shareholders who will soon have the benefit of owning shares listed on the NYSE and the flexibility to either sell their shares or remain as stockholders while we continue to grow this business and create additional value for our investors. We have a proven management team with a track record of success in what is arguably one of the best real estate markets in the world, and we are far from done.”

Michael A. Happel, the Company’s President added, “In some ways, I view this listing as the “second act” for our Company. We’re very proud of the portfolio we’ve assembled at a time in the New York real estate market that proved opportune for investors. Our entire portfolio was acquired within the last four years, is 100% located in New York City, and is comprised of more than 90% office or retail properties. In short, we are the “pure play” on New York City real estate. Looking forward, we have an active pipeline of acquisition opportunities, an investment grade quality balance sheet, and strong internal growth prospects within the existing portfolio.”

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the Tender Offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the SEC at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company.

About the Company

The Company is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about the Company can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Michael A. Happel, President
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Andrew G. Backman, Managing Director
Investor Relations/Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: 917-475-2135